Exhibit 10.2

April 27, 2017

Mr. Sunit Patel

Chief Financial Officer

Level 3 Communications, Inc.

RE: Offer of Employment

Dear Sunit:

As discussed, we are very pleased to offer you the opportunity to join CenturyLink’s executive leadership team, reporting to the Chief Executive Officer, following the completion of the pending acquisition of Level 3 Communications, Inc. (“Level 3”) by CenturyLink, Inc. (the “Transaction”) as described in the merger agreement between the parties (the “Merger Agreement”). Your acceptance of this offer will become effective upon the date you sign below. This offer and your employment pursuant to the terms of this offer will be subject to, and effective upon, the consummation of the Transaction (the “Closing”), provided that you have continued to serve Level 3 as its Chief Financial Officer through the Closing. The Leadership Team is excited about the opportunities associated with the Transaction and looks forward to your contributions to the success of the combined company.

This letter contains important information about the terms of our offer. Please carefully review this letter, the Level 3 Communications, Inc. Key Executive Severance Plan and any other applicable plans or agreements. Also, please feel free to consult with your advisors and attorneys, and ask me any questions you may have.

Position Title:	Chief Financial Officer (“CFO”)
Position Location:	Monroe, Louisiana
Annual Base Compensation:	$750,000 per year (effective first payroll after Closing Date)
Annual Target Short-Term Incentive:	120% (effective Closing Date)
Annual Target Long-Term Incentive:	$3,000,000 (February following Closing Date)

As CFO, your responsibilities will include: managing the financial affairs of the Company; directing the activities of the Treasurer, Controller and other officers responsible for the Company’s finances; managing all internal and external financial reporting; signing and executing in the name of the Corporation powers of attorney, contracts, bonds, and other obligations; and performing such other duties as may be prescribed from time to time by the Chief Executive Officer, the Board of Directors or Company Bylaws.

Annual Target Short-Term Incentive (“STI”)

Effective on the date of Closing (the “Closing Date”), you will be eligible for STI, or bonus, pay under the CenturyLink STI Plan. Your annual STI bonus target will be 120% of your annualized base salary, and will be pro-rated based on the number of eligible days worked in the program year. Your actual STI payout could be higher or lower than the above target amount, depending on the attainment of applicable individual and corporate performance measurements. You will receive more information about the STI Plan, including individual and corporate performance metrics, objectives and goals, following the Closing Date. STI payouts are subject to approval of the Human Resources and Compensation Committee of the

Mr. Sunit Patel

Board of Directors of CenturyLink, Inc. (the “Compensation Committee”) and attainment of applicable performance thresholds. Your eligibility for pro-rated bonus or incentive pay for the period of January 1, 2017 through the Closing Date will be governed by the terms of the Level 3 bonus plan or agreement applicable to you.

Annual Target Long-Term Incentive (“LTI”)

You will be eligible to receive long-term incentive compensation under the CenturyLink LTI Program. The Compensation Committee administers the LTI program and makes annual grants to members of our senior leadership team in February of each year, most recently in the form of restricted shares of CenturyLink common stock. For your first year of eligibility, subject to formal approval by the Compensation Committee, you will be eligible to participate in the LTI program with an LTI target grant value (as of the date of the grant) of $3,000,000. Currently, annual LTI awards for our senior leadership team consist of a mix of time-based restricted shares (40%) and performance-based restricted shares (60%). However, the Compensation Committee has discretion over LTI program design and awards, and it may elect to grant LTI awards using any equity vehicle permissible under the CenturyLink 2011 Equity Incentive Plan (the “2011 Plan”), with such awards subject to time-based or performance-based vesting conditions or a combination of the two. Actual LTI awards and payouts may be more or less than target. Target LTI annual grant values in subsequent years will also be subject to approval by the Compensation Committee and will be based on a variety of factors, including, without limitation, market data, individual performance, and scope of job responsibilities. LTI awards typically vest over time (in three equal installments on the first, second and third anniversaries of the grant date for time-based awards, and in one installment three years after grant date for performance-based awards), subject to continued employment at the time of each vesting and, for performance-based shares, attainment of the applicable performance metrics. Dividends accrue on the unvested shares and are paid in arrears, subject to and upon vesting. LTI awards are subject to the terms and conditions set forth in the 2011 Plan and the applicable award agreements; it being agreed that the terms and conditions of your initial LTI award will be no less favorable than the terms and conditions of the award being no less favorable than those awards to other members of CenturyLink’s executive leadership team.

Special Long-Term Incentive Awards

In connection with this offer, you will be eligible to receive a one-time special performance-based LTI grant of $1,500,000. This grant will be effective on the Closing Date and, assuming continuous employment, will vest on the third anniversary of the grant date, subject to satisfaction of the following equally weighted performance criteria: (i) attaining targeted dollar amount of synergy goals to achieve by [TBD] months following the Closing Date and (ii) the Compensation Committee’s subjective determination, based on its assessment of your individual performance, that you have met its expectations for investor relations, talent management, team collaboration, and successful integration.

Additionally, you will be eligible to receive a special LTI grant of $1,300,000. This grant will be effective on the Closing Date and, assuming continuous employment, will vest 100% on the first anniversary of the grant date.

As with the annual LTI awards, each of these two special LTI grants is subject to Compensation Committee approval and all terms and conditions of the 2011 Plan and the applicable award agreement; it being agreed that the terms and conditions of your initial LTI award will be no less favorable than the terms and conditions of the award being no less favorable than those awards to other members of CenturyLink’s executive leadership team.

Special Cash Retention Award

You are eligible for a cash award of $1,300,000 (the “Cash Retention Award”) which will be payable on the first regular paycheck following the Closing Date. For the avoidance of doubt, the Cash Retention Award is in addition to, and not in lieu of, any retention, transaction or similar bonuses as has been, or may be, awarded to you by Level 3 prior to the Closing Date. Any such awards by Level 3 shall continue to be governed by and subject to the terms of such award letter or agreement.

Mr. Sunit Patel

This Special Cash Retention Award is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”). However, CenturyLink makes no guarantees or representations regarding the tax treatment of the Special Cash Retention Award or any other payments or benefits outlined in this letter.

Treatment of Unvested Equity Awards

Level 3 previously awarded certain time-based Restricted Stock Units (the “RSUs”), Performance-Based Restricted Stock Units (the “PSUs”) and Special Incentive Performance-Based Restricted Stock Units (the “PRSUSPs”) to you in 2014, 2015 and 2016 (collectively, the “Awards”).

The Awards will be subject to your acceptance of this letter and compliance with the terms of all applicable award agreements, CenturyLink will accelerate the vesting of the outstanding RSUs, PSUs and PRSUSPs as follows: (i) outstanding RSUs, PSUs and PRSUSPs granted pursuant to the Awards, will instead vest on the Closing Date, (ii) will be settled in cash instead of shares, and (iii) cash payments will be made pursuant to the original vesting dates, all as further described in the following table. The following table reflects the target quantity of Level 3 shares that are scheduled to vest.

Original Grant Date	Original Vesting Date	Type of Level 3 Award	Target Number of Level 3 Shares to Accelerate and Vest on the Closing Date
7/1/2014	7/1/2018	RSU	10,000
4/1/2015	2/1/2018	PSU	33,970
4/1/2015	2/1/2018	PRSUSP	23,164
7/1/2015	7/1/2018	RSU	6,950
7/1/2015	7/1/2019	RSU	6,950
4/1/2016	4/1/2018	PSU	18,485
4/1/2016	2/1/2019	PSU	18,486
7/1/2016	7/1/2018	RSU	6,161
7/1/2016	7/1/2019	RSU	6,161
7/1/2016	7/1/2020	RSU	6,161

The vested Awards are subject to, rather than exempt from, Section 409A, and such Awards will vest as provided above but will not pay out until the first regular paycheck following the original vesting date as provided in the applicable award agreement, whether or not you are an active employee on the payment date.

The Level 3 RSUs, PSUs and PRSUSPs previously awarded, including your 2017 award, will be converted to CenturyLink RSUs in accordance with the terms of the Merger Agreement. Performance for the Level 3 PSUs and PRSUSPs shall be based on actual performance through the latest practicable date prior to Closing (or, if earlier, through the end of the applicable performance period), with such performance determined in good faith by the compensation committee of the Board of Directors of Level 3. Immediately after the Level 3 awards are converted to CenturyLink RSUs, the CenturyLink RSUs will be settled in cash but, as noted above, the cash payments will be deferred until the first regular paycheck following the original vesting date, in accordance with Section 409A. For the avoidance of doubt, the RUSs awarded to you in 2017 shall remain in full force and effect (as converted in accordance with the terms of the Merger Agreement) and shall continue to be subject to the terms and conditions of the applicable award agreement.

Mr. Sunit Patel

Relocation

As CFO, it is critical that you maintain your office at Company headquarters. Accordingly, as a condition of your employment, this offer requires that your work location be in Monroe, Louisiana, subject only to normal work-related travel requirements.

The Company will provide relocation assistance to you as outlined in the Relocation Expense Agreement (which you will be required to sign) and the Employee Relocation Policy. Once the authorization has been received by the Relocation Department, you will be contacted to discuss your benefit. However, as a general matter, you will have one year following the Closing Date to complete your relocation, and your relocation expenses cannot exceed $100,000, excluding the tax gross-up that the Company will provide to you. Your maximum reimbursement for any capital loss on your current home will be $20,000. You will be paid a tax gross-up allowance on the capital loss reimbursement amount. The capital loss amount and associated tax gross-up allowance will constitute “authorized relocation expenses” pursuant to the terms of your Relocation Expense Reimbursement Agreement. NOTE: You will be responsible for reimbursing CenturyLink for relocation expenses actually paid on your behalf if you do not voluntarily complete twenty-four (24) months of service at your new work location following the Closing Date. If you incur a severance eligible involuntary termination, you will not be responsible for reimbursing CenturyLink for relocation expenses actually paid on your behalf. Reimbursement terms are detailed in the Relocation Expense Agreement.

Severance Plans

For the two-year period beginning on the Closing Date (the “Initial Period”), the Level 3 Key Executive Severance Plan (the “Level 3 Plan”) will remain in effect and you will continue to participate in it during the Initial Period.

Following the Initial Period, you will be eligible to participate in the CenturyLink, Inc. Executive Severance Plan (the “CenturyLink Executive Plan”). The Executive Plan will govern your severance rights and benefits absent a change of control of CenturyLink, Inc. Following the Initial Period, your severance rights and benefits for termination in connection with a Change of Control of CenturyLink, Inc. will be governed by a separate change of control agreement. This change of control agreement is a “double trigger” agreement, meaning that no severance benefits will be paid unless there is both (1) a Change of Control of CenturyLink and (2) either an involuntary termination not for cause or a good reason resignation (as such events are defined in the CenturyLink agreement).

Waiver of any Good Reason Resignation Rights

In the event that you accept this offer and are employed by CenturyLink effective upon the Closing in the position described in this letter, you agree that you have no right, and, as of such date, will have no right, to submit a notice of “Good Reason” termination as defined in the Level 3 Plan, the CenturyLink Executive Plan or any other plan or agreement. You further waive any right to claim severance benefits or any other compensation, including long-term incentive or equity-based compensation pursuant to the Level 3 Plan, the CenturyLink Executive Plan, any stock award agreement, or other plan or agreement due to, individually or collectively, the title, position, responsibilities, compensation, work location, or the degree of travel required by your position, in each case, effective at Closing, as described in this letter. You will, however, retain your rights under the Level 3 Plan (during the Initial Period), the CenturyLink Executive Plan (after the Initial Period) and any other plan or agreement of CenturyLink conferring rights to you after the Closing Date, except that your “Good Reason” termination rights will be measured against the title, position, responsibilities, compensation, work location, and travel requirements in each case, effective at Closing, as described in this letter. You represent and warrant that Level 3 has provided no severance or change of control rights to you other than those provided under the Level 3 Plan.

Mr. Sunit Patel

Executive Officer / Section 16 Officer Status

If you join us as Chief Financial Officer, you will be an executive officer and Section 16 officer of CenturyLink, Inc. under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to subsequent approval by the Company’s Board of Directors and/or its designated committee(s). As an executive officer and/or Section 16 officer, you will be required to comply with disclosure and reporting requirements outlined under the Exchange Act. Also, our current stock ownership guidelines require you to beneficially own CenturyLink stock valued at least three times your annual base salary. You will have three years to attain this stock ownership target. A representative of the Company’s Legal Department will provide additional information concerning these matters.

As a CenturyLink employee, you will be subject to the company’s Policy Statement on Insider Trading (“Insider Trading Policy”), and any transactions involving CenturyLink securities will be subject to the Insider Trading Policy and applicable securities laws and regulations.

Compliance with CenturyLink Policies

As a Company employee, you are required to comply with, and your employment will be subject to, its policies, rules and regulations, as they may be implemented or revised from time-to-time, including its Code of Conduct. For example, in accordance with Company policies, your employment with CenturyLink is voluntary and “at will,” meaning both you and CenturyLink are free to terminate the employment relationship at any time and for any reason. The foregoing is only an example of the current policies that would be applicable to you as a CenturyLink employee, all of which will be provided or made available to you prior to the Closing Date.

Intellectual Property; Confidential Information; Non-Solicitation of Customers and Employees; Arbitration

As a condition of employment, you must sign the attached Confidentiality, Non-Solicitation and Arbitration Agreement, indicating your agreement to its terms regarding arbitration and the protection of the Company’s Intellectual Property, Confidential Information and relationships with its customers and employees. The Confidentiality, Non-Solicitation and Arbitration Agreement becomes effective upon the termination of your participation in the Level 3 Plan and your restrictive covenants in the Level 3 Plan remain in effect until then.

Acknowledgement of No Claims Against Level 3

In connection with your continued employment and in consideration of the Company’s promises herein, you represent and warrant that you have no claims whatsoever against Level 3. You further acknowledge that you have received in full all salary (other than accrued salary for the current compensation period), bonus, commission, stock options, restricted shares, restricted stock units, and other compensation and benefits which, as of the date you have signed below, are due and payable to you from Level 3.

General Terms

Regardless of whether you accept or decline this offer, prior to the Closing Date, Level 3 may terminate or modify the terms of your employment at any time, subject to the terms and conditions of the Level 3 Plan, equity compensation plans, equity grant agreements, any other employee health, welfare, retirement or benefit plan, or other similar arrangements to which you may be a party. Similarly, after the Closing Date, CenturyLink may terminate or modify the terms of your employment at any time, subject to the terms and conditions of the Level 3 Plan, the CenturyLink Executive Plan, equity compensation plans, equity grant agreements, any other employee health, welfare, retirement or benefit plan, or other similar arrangements to which you may be a party.

Mr. Sunit Patel

Any rights you may have to the various benefits described in this letter are subject to (i) consummation of the Transaction and your continued service as Chief Financial Officer of Level 3 through the Closing, (ii) your continued employment, (iii) the terms of the plan documents for any applicable benefit plan, (iv) your compliance with Company policies, and (v) your acceptance (confirmed by your signature) of the terms of this offer. This offer supersedes any prior offers, understandings or representations regarding the terms of your employment with CenturyLink, whether oral or written, and the terms of this offer cannot be altered or changed except by a written document that has been approved and signed by me or Glen Post. For avoidance of doubt, this offer letter does not supersede or modify the retention bonus agreement between you and Level 3. The parties’ rights and obligations under that agreement, including payment rights and obligations, will be governed exclusively by its terms.

If you have questions about this offer or your proposed role with CenturyLink, please do not hesitate to contact me at (318) 340-5264. Please return your signed acceptance or declination to scott.trezise@centurylink.com as soon as possible, but not later than fourteen days after the date of this letter. Please keep a copy of the signed document for your records.

I join the CenturyLink leadership team in welcoming you to your role in the merged company and wishing you continued success.

Sincerely,

Scott Trezise

Executive Vice President, Human Resources

Encl.

Acceptance of Offer

I have read and understand the terms of this letter and hereby accept the Offer of employment and all of the terms and conditions outlined therein. By accepting this Offer, I voluntarily and irrevocably waive all rights to claim that I have Good Reason to terminate my employment and obtain any benefit under the Level 3 Key Executive Severance Plan (or any other applicable Plan or Agreement) due to the changes in my position, responsibilities, compensation and/or work location outlined in this letter.

I understand that this waiver applies only to the terms and conditions set forth in this letter and is contingent upon my being placed in the position described in this letter with the responsibilities described in this letter. I understand that I will retain any other rights under any applicable severance plan or agreement, except that “Good Reason” will be measured against the position, responsibilities, compensation and work location set forth in this letter.

SIGNED:	/s/ Sunit Patel	DATE: April 27, 2017
Sunit Patel